POWER OF ATTORNEY

I, John C. Gerspach, do hereby nominate,
constitute and appoint each of Michael S. Helfer,
Shelley J. Dropkin, Glenn S. Gray and Joseph B.
Wollard as my true and lawful attorneys-in-fact
and agents, to act in my name, place and stead,
to perform any and all acts and things and to
execute any and all instruments and documents on
my behalf in connection with the filings to be
made with the Securities and Exchange Commission
pursuant to Section 16 of the Securities Exchange
Act of 1934, as amended, and the rules and regulations
promulgated thereunder, including but not limited to
the preparation and filing of Forms 3, 4 and 5 and any
amendments thereto, as they relate to my beneficial
ownership of Citigroup Inc. securities, and to execute
and deliver any other documents or reports as may be
necessary in connection therewith.

I hereby give and grant to the above-named
attorneys-in-fact full power and authority to undertake
any and all actions deemed necessary, proper or convenient
in connection with the above-stated reporting requirements
as fully as I might or could do if personally present to
execute and deliver such documents.

I hereby consent to, ratify and confirm all that the said
attorneys-in-fact shall do or cause to be done by virtue of
this Power of Attorney.  This Power of Attorney shall remain in full force and effect from this date forward until
revoked or modified by me.  This Power of Attorney shall
not be affected by the subsequent disability or incompetence of the principal.  I hereby revoke any prior Powers of
Attorney relating to the foregoing acts.

IN WITNESS WHEREOF, I have hereunto signed my name this
17th day of March, 2005.

  /s/  John C. Gerspach
 John C. Gerspach

STATE OF NEW YORK
    ss.:
COUNTY OF NEW YORK

On the ___ day of _____, 2005 before me personally came
John C. Gerspach to me known to be the individual described in and who executed the foregoing instrument, and acknowledged
that he executed the same.

Notary Public